EXHIBIT 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into effective as of January 15, 2007 by and between The Shaw Group Inc., a Louisiana corporation (collectively with its affiliates and subsidiaries hereinafter referred to as “Company”), and Ebrahim Fatemizadeh (“Employee”) and supersedes the Agreement dated July 7, 2005.
WHEREAS, the Company employs Employee and desires to continue such employment relationship and Employee desires to continue such employment;
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Employment. The Company hereby continues its employment of Employee, and Employee hereby accepts continued employment by the Company, on the terms and conditions set forth in this Agreement.
2. Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this agreement (the “Term”) shall be three (3) years commencing on the date hereof, and shall be automatically renewed on each day following the date hereof so that on any given day the unexpired portion of the Term of this Agreement shall be three (3) years. Notwithstanding the foregoing provision, at any time after the date hereof the Company or Employee may give written notice to the other party that the Term of this Agreement shall not be further renewed from and after a subsequent date specified in such notice (the “fixed term date”), in which event the Term of this Agreement shall become fixed and this Agreement shall terminate on the third anniversary of the fixed term date.
3. Employee’s Duties. During the Term of this Agreement, Employee shall continue to serve as the Group President of the Energy and Chemicals Division of the Company or such other similar position, with such duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”), or the Chief Executive Officer, as the case may be, provided that such duties are consistent with his usual and customary duties as they pertain to such position at such time. Any future duties will be consistent with his usual and customary duties as they pertain to such position at such time.
Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term of this Agreement; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business, or from serving on the board of directors of any other company, or from engaging in civic, philanthropic or community services to the extent there is no conflict with employment duties. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.
4. Compensation.
a) For services rendered by Employee under this Agreement, the Company shall pay to Employee his current base salary as of the date of this Agreement (“Base Compensation”) payable in accordance with the Company’s customary pay periods and subject to customary withholdings. The amount of Base Compensation may be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee’s annual base salary, said increased amount shall thereafter be the “Base Compensation”. Employee’s Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term of this Agreement.
b) Employee will participate in Company’s annual bonus plan, with performance bonus of minimum 25% and potential of 200% of Employee’s Base Compensation, and any Long Term Incentive plan or other compensation plan or program of the Company generally provided to other executives.
5. Additional Benefits. In addition to the Base Compensation provided for in Section 4 herein, Employee shall be entitled to the following:
(a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Employee’s spouse may accompany Employee on business travel with the same class of accomodation as Employee, and Employee shall be reimbursed for reasonable expenses related to spouse’s travel. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

(b) Vacation. Employee shall be entitled to four (4) weeks of vacation per year, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time.
(c) General Benefits. Employee shall be entitled to participate in the various employee benefit plans or programs provided to the executives of the Company in general, including but not limited to, health (including ExecuCare), dental, disability, 401K and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Without limitation of the generality of the foregoing, Employee shall be entitled to participate in any and all compensation, incentive and benefit plans and programs provided generally to executives and officers of the Company. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 5, provided the change similarly affects all executive officers of the Company similarly situated.
(d) Long Term Incentive Awards. Upon the resignation for Good Reason as defined in Section 7 (e), disability as defined in Section 7 (c), discharge as defined in Section 7 (d) (i), Employee shall be considered as immediately and totally vested in any and all stock options, restricted stock , retention program, or other similar awards (such options or similar awards are hereinafter collectively referred to as “Long Term Incentives”) previously made to Employee by the Company or its subsidiaries under a Long Term Incentive Plan duly adopted by the Board. In the event any options become vested under this paragraph, employee will be allowed not less than one year from the date of such vesting in which to exercise such options.
6. Confidential Information. Employee, during the Term, may have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company. As to such confidential information, Employee agrees as follows:
During the employment of Employee with the Company and thereafter Employee will not, either directly or indirectly, disclose to any third party without the written permission of the Company, nor use in any way (except as required in the course of his employment with the Company) any confidential information, secret or proprietary information of the Company. In the event of a breach or threatened breach of the provisions of this Section 6 (a), the Company shall be entitled, in addition to any other remedies available to the Company, to petition a court having jurisdiction over the parties and the subject matter to seek an injunction to restrain Employee from disclosing such confidential information.
Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee which contain any confidential, secret or proprietary information of the Company.
7. Termination This Agreement may be terminated prior to the end of its Term as set forth below:
Resignation (other than for Good Reason). Employee may resign, including by reason of retirement, his position at any time by providing written notice of resignation to the Company in accordance with Section 11 hereof. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate and Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any unpaid Base Compensation, accrued hereunder and any other vested compensation or benefits, including any vested Long Term Incentive (which must be exercised pursuant to any plans governing such award) as of the date of Employee’s resignation.
Death. If Employee’s employment is terminated due to his death, any benefit payable pursuant to the Company’s benefit plans will be paid to Employee’s surviving spouse or estate, and three (3) years of paid group health and dental insurance benefits shall be provided by the Company to Employee’s surviving spouse and the minor children, and after said payments and provision of insurance benefits, this Agreement shall terminate and the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement other than the payment of any unpaid Base Compensation, the pro-rata portion of any bonus, incentive payment or deferred compensation accrued but unpaid as of the date of death and any other vested compensation or benefits, including any vested Long Term Incentive (which must be exercised pursuant to any plans governing such award) previously accrued hereunder.
Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for ninety (90) consecutive calendar days as a result of Employee’s incapacity due to physical or mental illness, Employee’s employment may be terminated by the Company for “Disability” and Employee shall not be entitled to further compensation pursuant to this Agreement, except that Employee shall (1) be paid monthly (but only for up to a twelve (12) month period beginning with the Date of Termination) the amount by which Employee’s monthly Base Compensation exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee; (2) continue to receive paid group health and dental insurance benefits for Employee and his dependents for a two (2) year period beginning with Date of Termination; and (3) be considered as immediately and totally vested in any and all Long Term Incentive Awards previously granted to Employee by Company or its subsidiaries; and (4) shall be entitled to receive the pro-rata portion of any bonus, incentive payment or deferred compensation accrued but unpaid as of the date of disability.
(d) Discharge.
(i) The Company may terminate Employee’s employment for any reason at any time upon written notice thereof delivered to Employee in accordance with Section 11 hereof. In the event that Employee’s employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), then (A) the Company shall pay in lump sum in cash to Employee, within fifteen (15) days following the date of termination, an amount equal to the product of (i) Employee’s Base Compensation as in effect immediately prior to Employee’s termination, multiplied by (ii) the Remaining Term( defined to be 3 years), (B) for the Remaining Term, the Company, at its cost, shall provide or arrange to provide Employee (and, as applicable, Employee’s dependents) with disability, accident and group health and other health insurance benefits substantially similar to those which Employee (and Employee’s dependents) were receiving immediately prior to Employee’s termination; however, the welfare benefits otherwise receivable by Employee pursuant to this clause (B) shall be reduced to the extent comparable welfare benefits are actually received by Employee (and/or Employee’s dependents) during such period under any other employer’s welfare plan(s) or program(s) , with Employee being obligated to promptly disclose to the Company any such comparable welfare benefits, (C) in addition to the aforementioned compensation and benefits, the Company shall pay in lump sum in cash to Employee within fifteen (15) days following the date of termination an amount equal to the product of (i) Employee’s highest bonus paid by the Company during the most recent three (3) years immediately prior to the Date of Termination, multiplied by (ii) the Remaining Term, and (D) Employee shall be considered as immediately and totally vested in any and all Long Term Incentives previously made to Employee by The Company or its subsidiaries.
(ii) Notwithstanding the foregoing provisions of this Section 7, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any unpaid Base Compensation accrued through the Date of Termination and any benefit to which Employee may be entitled through application of Law. As used herein, “Misconduct” means (a) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness, after prior notice by the Company’s CEO and reasonable opportunity to cure such failure, (b) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (c) the misappropriation or attempted misappropriation of a material business opportunity of the Company for Employee’s personal benefit, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company, (d) the intentional misappropriation or attempted misappropriation of any of the Company’s funds or property; or (e) commission of a felony or engaging in any other conduct involving fraud or dishonesty which is demonstrably injurious to the Company. Anything contained in this Agreement to the contrary notwithstanding, the Chief Executive officer of the Company shall have the sole power and authority to terminate the employment of Employee on behalf of the Company.
(e) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason he shall be entitled to the compensation and benefits provided in Paragraph 7 (d) (i) hereof. “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent unless such breach or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect hereof, which notice must be given within thirty (30) days of the occurrance of such circumstance:
(1) the material breach of any of the Company’s obligations under this Agreement without Employee’s express written consent,
(2) the assignment to Employee of any duties inconsistent or inappropriate to his position;
(3) the failure by the Company to pay to Employee any portion of Employee’s compensation on the date such compensation is due;
(4) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with Employer under any of the Company’s medical, health, accident, and/or disability plans in which Employee was participating immediately prior to such time; or
(5) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13 hereof; or
(6) any action taken by the Company which results in a material dimunition in the position or status of Employee with the Company immediately prior to such action without consent, except in the case of termination under Section 7 (d) (ii).
In addition, the occurrence of any Corporate Change (as defined below), shall constitute “Good Reason” hereunder, but only if Employee gives notice of his intent to terminate his employment within ninety (90) days following the effective date of such Corporate Change.
A “Corporate Change” shall occur if (i) in the event a) The Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), or (b) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary) and in either event the Employee is not retained in his position or comparable position as per this Section 7 (e) (6) herein , or (ii) the Company is dissolved and liquidated.
(f) Notice of Termination. Any purported termination of Employee’s employment by the Company under Sections 7(c), or 7(d)(ii) or by Employee under Section 7(e), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which, if by the Company and is for Misconduct or Disability, shall set forth in reasonable detail the reason for such termination of Employee’s employment, or in the case of resignation by Employee for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A Notice of Termination given by Employee pursuant to Section 7(e) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 7(f) shall not be effective.

(g) Date of Termination, Etc. “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 days following the date the Notice of Termination is given. Notwithstanding the foregoing, in the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect his personal belongings under the Company’s supervision) prior to the Date of Termination.
(h) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Sections 7(c)(i) or 7(e).
(i) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee’s employment would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), the Company shall fully “gross-up” such payment so that Employee is in the same “net” after-tax position he would have been if such payment and gross-up payments had not constituted Excess Parachute Payments.
8. Nondisclosure and Noncompetition. Employee agrees that, as part of the consideration for this Agreement and as an integral part hereof, he has signed and agrees to be bound by the Nondisclosure and Noncompetition Agreement attached hereto as Exhibit A, as well as any subsequent addenda thereto.
9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Long Term Incentives with the Company or any of its affiliated companies.
10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.
11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee’s residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.
12. Validity. The invalidity or unenforcability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13. Successors; Binding Agreement.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.
This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs distributees, devisees and legatees. if Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.
14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS

AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.
15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to ‘be an original but all of which together will constitute one and the same instrument.
16. Arbitration. Except as provided in Exhibit A, either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Baton Rouge, Louisiana in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having Jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

IN WITNESS WHEREOF, the parties have executed this Agreement on January 15, 2007, effective for all purposes as provided above.
     THE SHAW GROUP INC.
          By Gary P. Graphia
          /s/ Gary P. Graphia
          Secretary, Chief Legal Officer
     EMPLOYEE:
/s/ Ebrahim Fatemizadeh
Ebrahim Fatemizadeh

THE SHAW GROUP Inc.
NONDISCLOSURE AND NONCOMPETITION AGREEMENT
This Nondisclosure and Noncompetition Agreement (“Agreement”) is made and entered into on the date indicated below between The Shaw Group Inc. and any and all its affiliated companies, as set forth in Exhibit A, (collectively, “the Company”) and Ebrahim Fatemizadeh (“Executive”). RECITALS
1. The Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, during which employment Executive shall perform those duties set forth in his Employment Agreement as well as any other duties requested of him;
2. As part of Executive’s duties and responsibilities, Executive will have access to confidential information of the Company and, by virtue of his employment with the Company, will have direct contact with and will establish personal relationships with various customers of the Company; and
3. The Company and Executive recognize the Company’s need to protect the Company’s confidential and proprietary interest in the Company’s business, business relationships, and the work product produced by Executive on behalf of the Company in the course of Executive’s employment; and
4. As consideration, in part, for the Employment Agreement, Executive and the Company enter into this Agreement.
     NOW, THEREFORE, Executive and Company agree as follows:
AGREEMENT
Section 1. Confidentiality. Executive will not, during Executive’s employment or any period thereafter, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity, or use any “Confidential Information” for any reason or purpose whatsoever, except as necessary in the course or performing Executive’s duties under his Employment Agreement or unless otherwise required by court order, subpoena, or other government or legal process. For purposes of this section “ Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company or its affiliates, about the Company’s and its affiliates’ customers, employees, contractors, business methods, public relations methods, organization, pricing information, plans, strategies, proposed bids, proposals, product information, procedures or finances, including, without limitation, information of or relating to customers and customer lists. Confidential Information shall not include any information that (i) was publicly known at the time of disclosure to Executive; (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity; or (iii) is lawfully disclosed to Executive by a third party. Upon termination of Executive’s employment with the Company, regardless of the reason, all Confidential Information in Executive’s possession, including copies, duplicates, and electronic files, shall be returned to the Company and shall not be retained by Executive or furnished to any third party.
Section 2. Company Property. All personal property and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment or at such other time as the Company may request. Personal property includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, electronic files, and all other proprietary information relating to the business of the Company and/or its affiliates. Following termination of employment, Executive will not retain any written or other tangible material containing any proprietary information of the Company or any or all of its affiliates, but the Company agrees to make same reasonably available to Executive in the event (and solely for such purpose) that Executive is the subject of any subpoena or discovery request seeking such documentation.
Section 3. Non-Solicitation. At all times during Executive’s employment and for six (6) months after the termination of Executive’s employment, Executive will not, directly or indirectly, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, independent contractor, partner, joint venturer, owner, financier, shareholder, or otherwise on behalf of any other person, firm, or corporation, offer employment to, solicit, or attempt to solicit away from the Company or its affiliates any of their officers or employees or offer employment to any person who, during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company or any of its affiliates.
Section 4. Covenant Not to Compete. As a condition of employment and in consideration of the terms of the Employment Agreement pursuant to which this is being executed, Executive acknowledges and agrees to the following:
Executive acknowledges that he is intimately involved in the management of the Company, its expansion, and its acquisition or creation of the affiliated companies, as set forth in Exhibit A. Executive acknowledges and agrees that the business of the Company is providing engineering, construction, procurement, maintenance, environmental and infrastructure services1, and pipe fabrication

[1]	Environmental and infrastructure services include the delivery of environmental restoration, regulatory compliance, facilities management, emergency response, and design and construction services, environmental consulting, engineering and construction services to private-sector and state and local government customers. These environmental services include complete life cycle management, construction management, Operation and Maintenance (O&M) services, and environmental services including emergency response and high hazard and toxic waste cleanups and on-site remedial activities site selection, permitting, design, build, operation, decontamination, demolition, remediation and redevelopment, identification of contaminants in soil, air and water and the subsequent design and execution of remedial solutions, project and facilities management and other related services for non-environmental construction, watershed restoration, emergency response services and outsourcing of privatization markets. These Infrastructure services include program management, operations and maintenance solutions to support and enhance domestic and global land, water and air transportation systems, and commercial port and marine facilities.

services, as more fully set forth on the Company’s Form 10-K dated October 31, 2006 (the “Form 10K”).
Based on Executive’s high level in management of the Company and based on the knowledge, information, and experience that the Executive has gained and will gain through his management position in the Company and Executive’s ability to build a competing company engaging in some or all of the services provided by the Company, Executive acknowledges that the scope of this Agreement should be broad, both geographically and in the scope of conduct prohibited.
Executive acknowledges that the Company now conducts business and provides services throughout the United States to federal agencies, federally-owned facilities or federally-controlled political subdivisions, state and local governments and political subdivisions, and domestic and non-domestic commercial customers. Executive acknowledges that as of the date of this Agreement, the Company delivers services through a network of over 180 locations, including approximately 22 international locations and approximately 22 fabrication and manufacturing facilities. Executive acknowledges and agrees that at the time of signing this agreement, the Company conducts business in the geographic territory (the “Restricted Area”) set forth in Exhibit B. Executive agrees that the Company may periodically revise the Restricted Area to reflect any changes in the geographic territory in which the Company is conducting business. Executive agrees that as consideration for the Employment Agreement, he agrees during the term of his employment to sign addenda to this agreement which update the Restricted Area to reflect geographic territories in which the Company conducts its business. Executive agrees that the Company may periodically revise the description of the business of the Company to reflect changes in the Company’s business. Executive also agrees that as consideration for the Employment Agreement, he agrees during the term of his employment to sign addenda to this Agreement which update the description of the business of the Company to coincide with the description of the business of the Company as set forth in the Company’s current Form 10-K.
Executive agrees that at all times during Executive’s employment with the Company and for six (6) months after termination (whether voluntary or not) of Executive’s employment with the Company, Executive shall not, directly or indirectly, whether personally or through agents, associates, or co-workers, whether individually or in connection with any corporation, partnership, or other business entity, and whether as an employee, owner, partner, financier, joint venturer, shareholder, officer, manager, agent, independent contractor, consultant, or otherwise, establish, carry on, or engage in a business similar to that of the Company or any of its affiliates, in the Restricted Area, as defined in Exhibit B, attached. This prohibition includes, without limitation, that Executive will not perform the following in the Restricted Area:
     (a) Solicit or provide, directly or indirectly, engineering, construction, procurement, maintenance, Environmental, and pipe fabrication services, or any of these, to any persons or entities who are or were customers of the Company or any of its affiliates at any time prior to Executive’s separation from employment;
     (b) Establish, own, become employed with, consult on business matters with, or participate in any way in a business engaged in engineering, construction, procurement maintenance, Environmental, and pipe fabrication services, or any of these, except to the extent that the Company or any of its affiliates do not provide as of the date of his termination of employment from the company the same type of services as such business provides; and
     (c) Provide consulting services for, invest in, become employed by, or otherwise become associated from a business perspective with competitors of the Company or any of its affiliates, including but not limited to Jacobs Engineering Group Inc.; Fluor Corporation; URS Corporation; Halliburton; Turner Industries Group, L.L.C.; Bechtel Group, Inc.; KBR, Inc.; Chicago Bridge & Iron Company N.V.; CH2M Hill; Black & Veatch Corporation; Foster Wheeler Ltd.; and Washington Group International, Inc., or any of their respective subsidiaries, parent companies, affiliates, or successors.
This prohibition does not prohibit Executive from engaging in a business solely within an area or areas not contained in the Restricted Area, so long as that business does not provide in the Restricted Area the same or similar services or conduct the same or similar business as the Company or its affiliates.
Executive acknowledges that the business of the Company is extremely competitive in nature, that the remedy at law for any breach of this covenant will be inadequate, and that in the event of a breach the Company shall be entitled to seek injunctive relief and specific performance, as well as any and all other remedies at law or in equity to which the Company is entitled. Executive acknowledges that the provisions contained in this Section are reasonable and valid in all respects and are a reasonable and necessary protection of the legitimate interests of the Company and that any violation of these provisions would cause substantial injury to the Company.
Section 5. Miscellaneous Provisions.
     (a) Employment Rights. This Agreement shall not be deemed to confer upon Executive any right to continue in the employ of the Company for any period or any right to continue employment at Executive’s present or any other rate of compensation.

     (b) Amendment. This Agreement may only be amended or modified in a writing executed by both the Company and Executive. No oral waivers or extensions shall be binding on the parties.
     (c) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.
     (d) Injunctive Relief and Arbitration. Executive and the Company each acknowledge that the provisions of Sections 1, 3, and 4 are reasonable and necessary, that the damages that would be suffered as a result of a breach or threatened breach by Executive of Sections 1, 3, and 4 may not be calculable, and that the award of a money judgment to the Company for such a breach or threatened breach thereof by Executive would be an inadequate remedy. Consequently, Executive expressly consents and agrees that the Company may, in addition to any other available remedies that the Company may be entitled in law or in equity, enforce the provisions of Sections 1, 3, and/or 4 by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach thereof), to prevent unfair competition, the use and/or unauthorized disclosure of trade secrets or confidential information, and/or the unauthorized solicitation of the Company’s officers, employees, and customers. The Company shall not be obligated to post bond or other security in seeking such relief.
     (e) Arbitration. Executive and the Company agree that any dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, if any, shall be resolved through arbitration. Given the recitals set forth in Section 4 above, Executive and the Company hereby expressly acknowledge that Executive’s position in the Company, and the Company’s business, have a substantial impact on interstate commerce; and further, that Executive’s development and involvement with the Company, and the Company’s business, have a national and international territorial scope commercially. Thus, any arbitration-related matter or arbitration proceeding of a dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, shall be governed, heard, and decided under the provisions and the authority of the Federal Arbitration Act, 9 U.S.C.A. § 1 et seq., and shall be submitted for arbitration to the office of the American Arbitration Association in New Orleans, Louisiana, on demand of either party.
     Such arbitration proceedings shall be conducted in New Orleans, Louisiana, and shall be conducted in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, with the exception that the Executive expressly waives the right to request interim measures or injunctive relief from a judicial authority. Executive acknowledges that the Company alone retains the right to seek injunctive relief from a judicial authority based on the nature of this Agreement and in furtherance of the terms of Section 5(d) above. Each party shall have the right to be represented by counsel or other designated representatives. The arbitrator shall have the right to award or include in his or her award any relief that he or she deems proper under the circumstances, including, without limitation, all types of relief that could be awarded by a court of law, such as money damages, (with interest on unpaid amounts from date due), specific performance, and injunctive relief. The arbitrator shall issue a written opinion explaining the reasons for his or her decision and award. The award and decision of the arbitrator shall be conclusive and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by the provisions of any statute of limitations that would be otherwise applicable to the controversy, dispute, or claim that is the subject of any arbitration proceeding initiated hereunder. Without limiting the foregoing, the parties shall be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to a decision of the arbitrator for specific performance of any of the requirements of this Agreement. The provisions of this Section 5(e) shall survive and continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement for any reason. Executive agrees to pay arbitration fees in an amount not to exceed the amount required to file a lawsuit in a court of law. The Company agrees to pay the remaining amount of arbitration fees. Executive and the Company acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived. The provisions of this Section 5(e) with respect to the subject matter hereof do not preclude Executive from filing a complaint with any federal, state, or other governmental administrative agency, if at all applicable. The provisions of this Section 5(e) with respect to the subject matter hereof supersede any conflicting provision contained in any Employment Agreement or other agreement between Executive and the Company.
     (f) Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Louisiana. This provision supersedes any conflicting provision contained in any Employment Agreement or other agreement between Executive and the Company.
     (g) Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, personal representatives, and heirs, and, in the case of the Company, permitted successors and assigns.
     (h) Severability. Each provision of this Agreement is intended to be severable. If any term or provision of this

Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     (i) Reformation. It is the intention of the parties that if any court or arbitrator(s) shall determine that any provision of this Agreement, including the scope, duration, or geographical limit of any provision, is unenforceable, the provision in question and this Agreement shall not be invalidated but shall be deemed reformed or amended only to the extent necessary to render the provision and Agreement valid and enforceable.
     (j) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     (k) Consent. Executive acknowledges that he has reviewed the provisions of this Agreement carefully and has been given an opportunity to ask questions of the Company. He acknowledges that he has had ample opportunity to consult with an attorney of his choice (at his expense) prior to signing this Agreement and that he knowingly consents to the terms herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 15th day of January, 2007.

COMPANY:	EXECUTIVE:

The Shaw Group Inc. and

its affiliates listed on Exhibit A:	/s/ Ebrahim Fatemizadeh

Ebrahim Fatemizadeh

By: Gary P. Graphia

/s/ Gary P. Graphia

Its Secretary